Exhibit 10.1

[***] CERTAIN INFORMATION HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEMS 601(B)(2)(II) AND 601(A)(5), FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (the "Sublease") entered into and effective as of the 23 day of February, 2026 (the "Effective Date"), is by and between EL TORO RESOURCES LLC, a Delaware limited liability company ("El Toro" or "Sublessee") and MAMMOTH ENERGY PARTNERS LLC, a Delaware limited partnership ("Mammoth" or "Sublessor'').

RECITALS:
A    WHEREAS, Sublessor is the lessee under that certain Office Lease Agreement dated effective as of the 15T day of April, 2017, by and between Caliber Investment Group LLC, a Delaware limited liability company ("Caliber''), and Mammoth, as the original tenant (the "2017 Lease or "Lease");

B.WHEREAS, pursuant to the 2017 Lease, Caliber leased to Mammoth the entire second and third floors of the office building located at Two Caliber Park, 14201 Caliber Drive, Oklahoma City, Oklahoma 73134, (the "Building") commonly known as Suites 200 and 300, collectively containing Approximate Rentable Area of twenty-eight thousand six hundred twenty-two (28,622) square feet (the "Master Premises");

C.WHEREAS, effective June 29, 2021, State of Oklahoma Ex. Rel. Commissioners of the Land Office ("CLO" or "Landlord") acquired all of Caliber's right, title and interest in and to (i) the 2017 Lease, and (ii) the Building, whereby CLO became Landlord under the 2017 Lease;

D.WHEREAS, the 2017 Lease was amended pursuant to that certain First Amendment dated June 13, 2018 between CLO and Mammoth;

E.WHEREAS, the 2017 Lease was further amended pursuant to that certain Second Amendment dated May 11, 2022, by and between CLO and Mammoth;

F.WHEREAS, the 2017 Lease was further amended pursuant to that certain Third Amendment dated July 22, 2024, by and between CLO and Mammoth;

G.WHEREAS, a copy of the 2017 Lease and all Amendments thereto is attached hereto as Exhibit A and incorporated herein by reference for all purposes, and all capitalized terms used in this Sublease which are not otherwise expressly defined herein shall have the same meaning ascribed to those terms in the 2017 Lease; and

H.WHEREAS, Sublessor desires to sublease to Sublessee, and Sublessee is willing, as a favor to Sublessor, to sublease from Sublessor, a portion of the Master Premises, consisting of approximately fourteen thousand three hundred eleven (14,311) rentable square feet, being Suite 200 (the "Sublease Premises") and a non-exclusive use of the common area associated therewith.

NOW, THEREFORE, in consideration of the premises, the rental payments, covenants and conditions set forth herein, and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, Sublessor and Sublessee hereby agree as follows:

1.Sublease Premises. Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, on the terms and conditions set forth in this Sublease, all of Sublessor's right, title and interest in and to the Sublease Premises. For the removal of any doubt, the Sublease Premises will include the entire second floor of the Building and a non-exclusive right to use the common areas within the Building, including access to server rooms and IT closets.

2.Relocation Rent Credit. Sublessor shall provide to Sublessee a credit (the "Relocation Rent Credit") equal to all actual, necessary and reasonably documented expenses Sublessee incurs to third parties for costs associated with the relocation from its existing office space into the Sublease Premises, including, but not limited to, movers, moving equipment, the removal or haul off of furniture in Sublessee's current space or the Sublease Premises, the removal of El Toro Resources company sign from 14301 Caliber Drive and associated building repair and related electrical termination, the transition, relocation and installation of IT and phone systems equipment, hardware and networking,, , the cost of administrative and address change and activity associated with the move to the Sublease Premises, including but not limited to printed materials, address change and notification activity.). Upon reasonable request, Sublessee shall provide reasonable detail of expenses used as a Relocation Rent Credit. The Relocation Rent Credit shall be applied against Base Rent first becoming due under this Sublease, and Sublessee shall not be obligated to make payments of Base Rent until the Relocation Rent Credit has been fully exhausted. Thereafter, Base Rent shall be due and payable in accordance with the terms of this Sublease. For avoidance of doubt, the intent is that Sublessee will break even financially on account of this Sublease, with all of its moving related expenses recouped through the Relocation Rent Credit. In addition, Sublessor shall provide a tenant improvement allowance of up to [***] to Sublessee. Sublessee shall cooperate with Sublessor to request and receive approval from the CLO for any such tenant improvements.

3.Term and Termination.

(a)The term (the "Term") of this Sublease shall commence on June 1, 2026 (subject to the application of the Relocation Rent Credit as provided in Section 2 above}, and shall remain in effect until May 31, 2027, unless sooner terminated pursuant to the terms of this Sublease; provided, however, in the event of a sooner termination of the 2017 Lease (whether such termination occurs by lapse of time or any other reason}, this Sublease shall also terminate at the same time.

(b)Sublessor herby grants to Sublessee an option to extend the Term through the Termination Date under the 2017 Lease, which is April 30, 2028, ("Extended Term") at the same Rent and other terms of this Sublease Agreement, except that Sublessee shall not be provided a Relocation Rent Credit or a tenant improvement allowance during the Extended Term. If this option is exercised the "Term" shall include the "Extended Term".

(c)Should Sublessee continue to hold the Sublease Premises after the termination of this Sublease, whether the termination occurs by lapse of time or otherwise, such holding over shall constitute and be construed as a month-to-month subtenancy. In the event of a month-to-month subtenancy, Sublessee shall pay for its use and occupancy during such holdover month-to-month tenancy an amount equal to one hundred fifty percent (150%) of the (amount of) Base Rent that Sublessee was paying to Sublessor during the last month of the initial Term, as provided in Section 4, below. It is expressly provided, however, that this Section 3(c) shall not in any sense constitute the grant to Sublessee of any option to extend the Sublease Term, other than the option for the Extended Term granted in Section 3(b) above.

4.Rent. During the Term of this Sublease, including the Extend Term if Sublessee exercises its option, the Sublessee shall pay to Sublessor Base Rent (the "Rent") in the amount of [***], payable in monthly installments of [***] per month, each payable in advance on the first (1st) day of each month during the Term of this Sublease beginning on June 1, 2026 (subject to the Relocation Rent Credit) and continuing on the first day of each month thereafter without notice or demand. The Sublessor owned office furniture located in the Subleased Premises, as of the Effective Date, will remain in the Sublease Premises for use by Sublessee, at no charge, during the Term, other than those items of furniture that Sublessee informs Sublessor in writing that it wants removed from the Subleased Premises prior to the Term commencing, which Sublessor shall remove.

5."AS-IS, WHERE-IS" CONDITION. THE SUBLEASE PREMISES AND ABOVE DENOTED OFFICE FURNITURE SHALL BE PROVIDED TO SUBLESSEE BY SUBLESSOR IN THEIR
"AS-IS", "WHERE-IS" CONDITION WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND OR NATURE. SUBLESSOR EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, WHETHER OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR RELATING TO THE HABITABILITY OF THE SUBLEASE PREMISES. SUBLESSEE ACCEPTS AND ACKNOWLEDGES SUBLESSOR'S SAID DISCLAIMERS.

6.Maintenance of Sublease Premises and Common Areas. The parties shall keep and maintain (or cause to be kept and maintained) in good repair and working order and make (or cause to be made) all repairs to and perform (or cause to be performed) necessary maintenance upon the Sublease Premises. All costs and expenses of such maintenance and repair shall be allocated between the parties in a reasonable manner.

7.Insurance. Sublessee shall be responsible for maintaining (a) commercial or comprehensive general liability insurance covering the Sublease Premises in the amount of Two Million and No/100 Dollars ($2,000,000.00), (b) personal property damage and personal injury insurance in the amount of Two Million and No/100 Dollars ($2,000,000.00), and (c) workers' compensation insurance as required under the laws of the State of Oklahoma. Such insurance shall (a) contain deductibles or co-insurance, (b) be with an insurance company acceptable to Sublessor, and (c) name Landlord and Sublessor and their respective parents, affiliated or subsidiary companies and entities, directors, officers, agents and employees, as additional insureds and a certificate evidencing same shall be provided to Sublessor and Landlord on the Effective Date.

8.Personal Property Taxes. All taxes on the personal property of Sublessee and any other taxes on Sublessee's business shall be paid by Sublessee.

9.Surrender of Possession. Sublessee covenants at the expiration, or earlier termination, of the Term of this Sublease for any reason, to surrender to Sublessor the Sublease Premises in good condition, reasonable wear and tear excepted.

10.Default and Remedies. It shall be an event of default under this Sublease if Sublessee (a) does not pay in full when due any and all installments of Rent or any other charges or payments hereunder within five (5) days of written notice from Sublessor of non-payment by Sublessee, or (b) violates or fails to perform or otherwise breaches any agreement, term, covenant or condition in this Sublease and does not cure or commence to cure such default within fifteen (15) days of written notice of such default from Sublessor. Upon the occurrence of an event of default, Sublessor shall have the right to (a) terminate this Sublease, in which event Sublessee shall immediately surrender the Sublease Premises to Sublessor, and if Sublessee fails to do so, Sublessor may, without prejudice to any other remedy which Sublessor may have for possession or arrearages in Rent, enter upon and take possession of the Sublease Premises and expel or remove Sublessee and any other person who may be occupying the

Sublease Premises or any part thereof without being liable for prosecution or any claim of damages therefor and Sublessee agrees to pay to Sublessor on demand all reasonable costs and expenses, necessarily incurred, including attorneys' fees incurred by Sublessor, in recovering possession of the Sublease Premises from Sublessee, and the amount of the loss and damage which Sublessor suffers by reason of such termination due to its inability to relet the Sublease Premises on satisfactory terms, and (b) without terminating this Sublease, enter upon the Sublease Premises and do whatever Sublessee is obligated to do under the terms of this Sublease but has failed to do, and Sublessee agrees to reimburse Sublessor immediately on demand for any expenses which Sublessor may incur in thus effecting compliance with Sublessee's obligations under this Sublease.

Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any Rent due to Sublessor hereunder or of any of the damages accruing to Sublessor by reason of the violation of any of the terms, provisions and covenants contained in this Sublease.

Failure or delay by Sublessor to enforce one or more of the remedies herein provided or provided by law upon an event of default shall not be deemed or construed to constitute a waiver thereof or preclude the exercise thereof during the continuance of any default hereunder or be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants contained in this Sublease.

11.Indemnification. Sublessee covenants and agrees to' indemnify, defend, hold harmless, save, discharge and release the Landlord and the Sublessor, and the Landlord Indemnified Parties, from and against any payments, charges, judgments, assessments, losses, damages, liabilities, claims, demands, actions, penalties, fines or costs and expenses (including, without limitation, attorney's fees, costs, fees of experts and any other legal or other expenses reasonably incurred in connection therewith) of any kind whatsoever incurred or suffered by Landlord, Sublessor or the Landlord Indemnified Parties, including, without limitation, those arising under common law or the Environmental Laws of any type or nature whatsoever arising from, based upon, related to or associated with, any use, possession or occupancy of the Sublease Premises by the Sublessee or its shareholders, officers, directors, employees, agents, licensees or invitees. The foregoing indemnification obligation under this Section 11 shall expressly survive the expiration or termination of this Sublease for any reason.

12.Incorporation of Lease. Sublessee represents and warrants that it has received a copy of the Lease as attached hereto as Exhibit A, that it has reviewed the same, and that it agrees to comply with all of the terms thereof. All applicable terms and conditions of the Lease are incorporated into and made a part of this Sublease as if the Sublessor were the Landlord thereunder, Sublessee the Lessee thereunder, and the Sublease Premises a portion of the Premises leased thereunder. To the extent that there is any inconsistency between the terms of this Sublease and the Lease, the terms and conditions of the Lease shall be deemed to control in all respects. Sublessee assumes and agrees to be bound by all of the Lessee's obligations and agreements under the Lease during the Term to the extent that such obligations and agreements are applicable to the Sublease Premises, except that the obligation to pay rent to Landlord under the Lease shall be considered performed by Sublessee only to the extent and in the amount that the Rent is paid to Sublessor by Sublessee in accordance with Section 4 of this Sublease. Sublessee shall not commit or suffer any act or omission that will violate any of the provisions of the Lease. If the Lease terminates, this Sublease shall terminate and the parties shall be relieved of any further liability or obligations under this Sublease, except as otherwise specifically provided herein. However, if the Lease terminated as a result of a default or breach by Sublessor or Sublessee under this Sublease and/or the Lease, the defaulting party shall be liable to the nondefaulting party for the damages suffered as a result of such termination as provided in the Lease or this Sublease. Notwithstanding the foregoing, if the Lease gives Sublessor a right to terminate the Lease(i) by right, or (ii) in the event of the partial or total damage, destruction, or condemnation of the portion of the Premises subleased hereunder or the building or project of which the portion of the Premises subleased hereunder are a part, the exercise of such right by Sublessor shall not constitute a default or breach hereunder.

13.Waiver of Subrogation. The Sublessor and the Sublessee waive any and all rights of recovery, demands, claims, actions and causes of action against the other party and the agents, directors, officers, and employees of the other party, for any physical loss or damage that might occur to the Sublease Premises, including (without limitation) all improvements, fixtures, equipment, and all personal property of the other party on or about the Sublease Premises, by reason of fire, other casualty, or any other cause for which insurance actually covers the loss or damage, regardless of the cause or origin, including negligence of the other party or the agents, directors, officers and employees of the other party. Provided, however, that this Section shall not limit or terminate any of Sublessor's rights and remedies provided herein.

14.No Waiver. No waiver of any breach of any covenant, condition, or agreement herein contained shall operate as a waiver of the covenant, condition, or agreement itself or any subsequent breach thereof.

15.No Assignment or Subletting. Except as otherwise permitted herein, Sublessee shall not assign, transfer or encumber any interest in this Sublease, in whole or in part, or further sublet all or any portion of the Sublease Premises, without the prior written consent of Sublessor, such consent not to be unreasonably withheld, delayed or conditioned. Notwithstanding the above, Sublessee may, upon prior written notice to Sublessor, assign or further sublet all or any part of its interest in and to this Sublease to any entity controlling, controlled by, or under common control with Sublessee, such as not but limited to Wexford Capital, WREI, and/or Caliber Development Company, or to any successor to Sublessee by purchase, merger, consolidation or reorganization without the prior written consent of Sublessor; Sublessor shall have the right to assign Sublessor's interest in this Sublease without the written consent of Sublessee.

16.Notices and Demand. All notices required or permitted hereunder shall be deemed to have been given if hand delivered, or if mailed in any United States Post office by certified or registered mail, postage prepaid, or if sent by reliable overnight courier service, addressed to Sublessor or Sublessee, respectively, at the following addresses, or to such other addresses as the respective party may hereafter designate to the other party in writing from time to time:

If to Sublessee:	El Toro Resources LLC Attn: John Walker, President 14201 Caliber Drive, Suite 200 Oklahoma City, Oklahoma 73134

If to Sublessor:	Mammoth Energy Partners LLC Attn: Mark Layton , Chief Financial Officer 14201 Caliber Drive, Suite 300 Oklahoma City, Oklahoma 73134

17.INTENTIONALLY DELETED.

18.Entire Agreement. This Sublease represents the entire understanding and agreement of the parties, and the terms and provisions of this Sublease shall only be modified or amended in writing signed by all parties hereto, stating that it is meant to be an amendment and modification of this Sublease and specifically identifying the provision or provisions of this Sublease being so amended or modified thereby.

19.Law Governing. This Sublease shall be governed by and enforced in accordance with the laws and decisions of the State of Oklahoma.

20.Attorneys' Fees. If either party hereto is required to bring an action at law or in equity to protect its rights hereunder, or to enforce some covenant, condition, or provision hereof, the prevailing party in said action shall be entitled to reasonable attorneys' fees incurred by the prevailing party in such action.

21.Counterparts. This Sublease and the documents attached hereto may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument, binding on all parties hereto and their respective successors or permitted assigns.

22.Sublessor Remains Fully Obligated Under All The Terms of the Lease. In order to induce Landlord to consent to the granting of this Sublease by Sublessor to the Sublessee, Sublessor specifically covenants and agrees that Sublessor is not relieved hereby in any respect from all of its obligations to fully perform all of the terms, conditions and covenants of the Lease. Sublessor and Sublessee further expressly covenant, agree and acknowledge that Landlord, may, after default by Sublessor of any payments and obligations owing by Sublessor to Landlord under the Lease, collect rent directly from Sublessee and, in such event, Landlord shall apply the net amount so collected from Sublessee to the rent reserved in the Lease owing by Sublessor. In any event, Sublessor and Sublessee covenant, agree and acknowledge that this Sublease shall not be deemed in any respect a waiver of any of the covenants imposed upon Sublessor by the Lease, nor deemed an acceptance of the Sublessee as the tenant by Landlord, or a release of Sublessor from the full performance by Sublessor of all the terms, conditions and covenants of the Lease.

23.Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, SUBLESSOR AND SUBLESSEE EACH WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RESULTING FROM, OR WITH RESPECT TO THIS SUBLEASE.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be duly executed as of the Effective Date.

SUBLESSEE:    EL TORO RESOURCES LLC
a Delaware limited liability company
By:    /s/ John Walker
Name:    John Walker
Title:    President and Chief Executive Officer

SUBLESSOR:    MAMMOTH ENERGY PARTNERS LLC
a Delaware limited liability company
By:    /s/ Mark Layton
Name:    Mark Layton
Title:    Chief Financial Officer

Exhibit "A"

The Lease